Exhibit 10.11

Form for Persons without Employment Agreements

CASELLA WASTE SYSTEMS, INC.
Performance-Based Stock Option Agreement
Granted Under the 2016 Incentive Plan
1.Grant of Award.
This Agreement evidences the grant by Casella Waste Systems, Inc., a Delaware corporation (the “Company”) on ____________ __, 201_ (the “Grant Date”) to you (the “Participant”) of a performance-based stock option (the “Option”) to purchase, in whole or in part, on the terms and conditions set forth in this Performance-Based Stock Option Agreement (the “Agreement”) and the Company’s 2016 Incentive Plan (the “Plan”), such number of shares of the Class A common stock, par value $0.01 per share, of the Company (“Common Stock”) at an exercise price of $____1 per share, as provided in this Agreement. The target number of shares that may be purchased upon exercise of this Option is ______________ (the “Target Number of Shares”). The maximum number of shares that may be purchased upon exercise of this Option is _____________ (the “Maximum Number of Shares”). The actual number shares of Common Stock that may be purchased upon exercise of this Option shall be calculated pursuant to the provisions of Schedule 1 and are referred to in this Agreement as “Shares.” Capitalized terms used but not defined in this Agreement shall have the meanings specified in the Plan.
Unless earlier terminated, this Option shall expire at 5:00 p.m., Eastern time, on the date one day prior to the tenth anniversary of the Grant Date (the “Final Exercise Date”).

It is intended that the Option evidenced by this Agreement shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) to the maximum extent permitted by law. Except as otherwise indicated by the context, the term “Participant”, as used in this Option, shall be deemed to include any person who acquires the right to exercise this Option validly under its terms.
2.Vesting; Forfeiture.
(a)    Subject to the terms and conditions of this Agreement including, without limitation, Section 2(b) below and Section 6 below, this Option shall become exercisable (“vest”) as set forth on Schedule 1 to this Agreement, based on the achievement of certain performance goals for the applicable performance period as set forth on Schedule 1. Such date or any other date on which this Option vests under this Agreement shall be a “Vesting Date” as referred to herein. The right of exercise shall be cumulative so that to the extent the Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares which are then exercisable until the earlier of the Final Exercise Date or the termination of this Option under Section 3 hereof or the Plan.
(b)    Except as otherwise provided in Section 6 below or in Schedule 1, this Option shall not vest unless the Participant is, on the applicable Vesting Date, and has been at all times since the Grant Date, an employee or director of, or consultant or advisor to, the Company (“Eligible Participant”). For purposes of this Agreement, service with the Company shall include service with a parent, subsidiary, affiliate or division of the Company.

1 This must be at least 100% of the fair market value of the Common Stock on the date of grant (or 110% in the case of a Participant that owns more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary (a “10% Shareholder”)) for the option to qualify as an incentive stock option (an “ISO”) under Section 422 of the Code.
1

3.Exercise of Option.
(a)    Form of Exercise. Each election to exercise this Option shall be in writing in the form of the Notice of Exercise attached as Exhibit A (or in such other form as may be provided by the Company), signed by the Participant, and received by the Company at its principal office, accompanied by this Agreement, and payment in full in the manner provided in the Plan, including:
(1)    in cash or by check, payable to the order of the Company;
(2)    by delivery of an irrevocable and unconditional undertaking by a credit-worthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a credit-worthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price, or by delivery of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Board of Directors of the Company (the “Board”), which Common Stock was owned by the Participant at least six months prior to such delivery; or
(3)    any combination of the above permitted forms of payment.
The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this Option may be for any fractional Share.
(b)    Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this Option may not be exercised unless the Participant, at the time he or she exercises this Option, is, and has been at all times since the Grant Date, an Eligible Participant.
(c)    Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this Option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this Option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the restrictive covenants (including, without limitation, the non-competition, non-solicitation, or confidentiality provisions) of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this Option shall terminate immediately upon such violation.
(d)    Exercise Period Upon Death or Disability. If the Participant dies or becomes Disabled (as defined below) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for Cause as specified in paragraph (e) below, this Option shall be exercisable, within the period of one year following the date of death or Disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this Option shall be exercisable only to the extent that this Option was exercisable by the Participant on the date of his or her death or Disability, and further provided that this Option shall not be exercisable after the Final Exercise Date. For purposes of this Agreement, “Disability” or “Disabled” shall have the meaning provided under Treasury Regulation Section 1.409A-3(i)(4)(i) and (iii).

(e)    Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for Cause (as defined in the Plan), the right to exercise this Option shall terminate immediately upon the effective date of such discharge. The Participant shall be considered to have been discharged for Cause if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.
4.Nontransferability of Option.
This Option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this Option shall be exercisable only by the Participant.
5.Shareholder Rights.
Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable upon exercise of this Option until the Shares have been delivered to the Participant.
6.Provisions of the Plan; Change in Control Event.
(a)    This Agreement is subject to the provisions of the Plan, a copy of which is made available to the Participant with this Agreement.
(b)    Subject to Sections 6(c) and (d) hereof, upon the occurrence of a Change in Control Event (as defined in the Plan, and regardless of whether such event also constitutes a Reorganization Event), the acquiring or succeeding entity (or an affiliate thereof) shall assume each outstanding Option, provided that (i) the vesting of this Option shall only be subject to the continued service requirement in Section 2(b) hereof through the end of the performance period (and the last day of the performance period shall be a Vesting Date for purposes of this Agreement) and shall not, for the avoidance of doubt, be subject to achievement of the performance goals set forth in Schedule 1 and (ii) the number of Shares that may be purchased upon exercise of this Option shall be equal to the greater of (i) the Target Number of Shares and (ii) such number of Shares as the Compensation Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period.
(c)    In the event that the Participant’s employment is terminated by either the Company or its successor without Cause (as defined in the Plan), in either case within twelve (12) months following a Change in Control Event, the remaining unvested portion of the Option shall become vested as of the date of the Participant’s termination of employment (and such date of termination shall be a Vesting Date for purposes of this Agreement).

(d)    Notwithstanding the foregoing, in the event that the acquiring or succeeding entity (or an affiliate thereof) refuses to assume the Option in connection with a Change in Control Event, this Award shall become vested, immediately prior to the Change in Control Event, with respect to a number of Shares equal to the greater of (i) the Target Number of Shares and (ii) such number of Shares as the Compensation Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period.

7.Taxes.
(a)    Disqualifying Disposition. If the Participant disposes of Shares acquired upon exercise of this Option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this Option, the Participant shall notify the Company in writing of such disposition.
(b)    Withholding. No Shares will be issued pursuant to the exercise of this Option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this Option. Such withholding taxes may be satisfied, at the discretion of the Board, by the withholding of Shares of Common Stock of the Company.
8.Miscellaneous.
(a)    No Rights to Employment or Other Service. The Participant acknowledges and agrees that the vesting of the Option pursuant to Section 2 hereof is earned only by continuing service as an employee or director of, or consultant or advisor to, the Company at the will of the Company (not through the act of being hired or purchasing shares hereunder) and through the achievement of the applicable performance goals. The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee, director or other service provider for the vesting period, for any period, or at all.
(b)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(c)    Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board.
(d)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.
(e)    Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(e).
(f)    Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g)    Entire Agreement; Conflicts and Interpretation. This Agreement and the Plan constitute the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter of this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Board (or a committee thereof) has the power, among other things, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
(h)    Amendment. The Company may modify, amend or waive the terms of this Agreement prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Participant without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board (or a committee thereof). The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
(i)    Governing Law/Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties, evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Vermont and agree that such litigation shall be conducted only in the courts of Rutland County, Vermont, or the federal courts for the United States for the District of Vermont, and no other courts, where this Award is made and/or to be performed.
(j)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option and participation in the Plan or future options that may be awarded under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written. Electronic acceptance of this Agreement pursuant to the Company’s instructions to Participant (including through an online acceptance process managed by the Company’s agent) is acceptable.
CASELLA WASTE SYSTEMS, INC.
By:___________________________
Name:
Title:

_____________________________
[Name of Participant]
Address:

Exhibit A

NOTICE OF STOCK OPTION EXERCISE
Date: ____________2
Casella Waste Systems, Inc.
25 Greens Hill Lane
Rutland, Vermont 05701
Attention: Corporate Secretary
Dear Sir or Madam:
I am the holder of an Incentive Stock Option granted to me under the Casella Waste Systems, Inc. (the “Company”) 2016 Incentive Plan on __________3 for the purchase of __________4 shares of Class A Common Stock of the Company at a purchase price of $__________5 per share.
I hereby exercise my option to purchase _________6 shares of Class A Common Stock (the “Shares”), for which I have enclosed __________7 in the amount of ________8. Please register my stock certificate as follows:

Name(s):	_______________________[9]
_______________________
Address:	_______________________
Tax I.D. #:	_______________________[10]

Very truly yours,
_____________________________
(Signature)

2 Enter the date of exercise.
3 Enter the date of grant.
4 Enter the total number of shares of Common Stock for which the option was granted.
5 Enter the option exercise price per share of Common Stock.
6 Enter the number of shares of Common Stock to be purchased upon exercise of all or part of the option.
7 Enter “cash”, “personal check” or if permitted by the option or Plan, “stock certificates No. XXXX and XXXX,” as applicable.
8 Enter the dollar amount (price per share of Common Stock times the number of shares of Common Stock to be purchased), or the number of shares tendered. Fair market value of shares tendered, together with cash or check, must cover the purchase price of the shares issued upon exercise.
9 Enter name(s) to appear on stock certificate: (a) your name only; (b) your name and other name (i.e., John Doe and Jane Doe, Joint Tenants With Right of Survivorship); or (c) in the case of a nonstatutory option only, a child’s name, with you as custodian (i.e., Jane Doe, Custodian for Tommy Doe). Note: There may be income and/or gift tax consequences of registering shares in a child’s name.
10 Social Security Number of Holder(s).

COMPANY CONFIDENTIAL
SCHEDULE 1
VESTING CRITERIA FOR OPTION
A.    Performance Objectives

The Option shall vest with respect to a number of Shares determined based upon the Company’s achievement of certain Free Cash Flow and Adjusted EBITDA objectives (each as defined below) (collectively, the “Performance Objectives”) for the measurement period (the “Measurement Period”) within the performance period (the “Performance Period”), each described below. The Free Cash Flow objective will be weighted [__]%, and the Adjusted EBITDA objective will be weighted [__]%. The last day of the Performance Period shall be a Vesting Date for purposes of this Agreement, provided however that this Option may not be exercised before the Certification Date (as defined below).

The portion of the Option that will vest (and the corresponding number of Shares that may be purchased upon exercise of this Option) shall be determined based upon (i) the number of Shares determined to be eligible to vest based on the level of achievement of the Performance Objectives during the Measurement Period multiplied by (ii) the Relative Total Shareholder Return Multiplier for the Performance Period (as defined below).

The Performance Period, the Measurement Period, and the Target Number of Shares and Maximum Number of Shares that can vest at the end of the Performance Period are as follows:

Performance Period	Measurement Period	Target Number of Shares for Performance Period	Maximum Number of Shares for Performance Period

“Free Cash Flow” shall mean the following amount determined for the Measurement Period: net cash provided by operating activities, less capital expenditures (excluding acquisition and rail infrastructure related capital expenditures), less payments on landfill operating lease contracts, plus proceeds from divestiture transactions, plus proceeds from the sale of property and equipment, plus proceeds from property insurance settlement, less contributions from (distributions to) noncontrolling interest holders, plus certain cash outflows associated with landfill closure, site improvement and remediation expenditures, plus certain cash outflows associated with new contract and project capital expenditures, plus cash (inflows) outflows associated with certain business dissolutions, plus cash interest outflows associated with the timing of refinancing transactions. This is a non-GAAP Performance Objective and shall be subject to such additional adjustments for non-recurring or unusual items as the Compensation Committee shall determine in its sole discretion.

“Adjusted EBITDA” shall mean the following amount determined for the Measurement Period: earnings before interest, taxes, depreciation, amortization, accretion and depletion of landfill operating lease obligations, adjusted for the following items: gains or losses on assets sales or divestiture transactions; development project charge write-offs; legal, contract or tax settlement costs; bargain purchase gains; asset or goodwill impairment charges; environmental remediation charges; severance and reorganization costs; expenses from divestiture, acquisition and financing transactions; gains on the settlement of acquisition related contingent consideration; fiscal year-end transition costs; proxy contest costs; losses on the abandonment or the closure and discontinuation of operations. This is a non-GAAP Performance Objective and shall be subject to such additional adjustments for non-recurring or unusual items as the Compensation Committee shall determine in its sole discretion.

“Total Shareholder Return” shall mean the following amount determined for the Performance Period: (Ending Stock Price + Dividends Paid) / Initial Stock Price, which shall be based on (a) the average closing stock price during the 15 trading days prior to but not including the first day of the Performance Period (“Initial Stock Price”); (b) dividends paid between the first day of the Performance Period and the last day of the Performance Period, calculated on a per share basis using the ex-dividend date with respect to each such dividend (“Dividends Paid”); and (c) the average closing stock price during the 15 trading days prior to and including the last day of the Performance Period (“Ending Stock Price”).

“Relative Total Shareholder Return” shall mean: the Company’s Total Shareholder Return relative to the Russell 2000 Index.

The performance against target for each Performance Objective shall be calculated using the same methodology as that used by the Company in preparing its Financial Statements (as defined below); the calculation of any non-GAAP adjustments shall be made using the same methodology as that used by the Company to prepare non-GAAP financial information included in its public releases or used to operate the business. If, at the end of the Performance Period, the Company is required to make periodic reports under the Exchange Act, the Company’s consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K shall constitute its “Public Company Financial Statements” and shall apply for such Performance Period. If, at the end of the Performance Period, the Company is not required to make periodic reports under the Exchange Act, the Company’s regularly prepared annual audited financial statements prepared by management shall be its “Private Company Financial Statements” and shall apply for the Performance Period. The applicable financial statements may be referred to herein as the “Financial Statements.”

The Compensation Committee shall certify in writing the level of achievement of the performance goals promptly following the end of the Performance Period, once the relevant Financial Statements have been finalized. The date of the Compensation Committee’s certification is the “Certification Date.”

B.    Calculation of Number of Shares Exercisable

The number of Shares with respect to which the Option will vest and become exercisable at the end of the Performance Period shall be equal to (i) the Target Number of Shares multiplied by (ii) the percentage of the Target Number of Shares that are eligible to vest hereunder determined based on the level of achievement of the Performance Objectives, calculated under Step One below multiplied by (iii) the Relative Total Shareholder Return Multiplier, calculated under Step Two below. Any portion of the Option that does not vest pursuant to the foregoing calculation shall be terminated as of the Certification Date and the Participant shall have no further rights with respect thereto.

Step One.
The percentage of the Target Number of Shares that is eligible to vest at the end of the Performance Period shall be equal to the sum of:
(i) the product of (x) [__]% and (y) the Free Cash Flow Attainment Factor for the Performance Period; and
(ii) the product of (x) [__]% and (y) the Adjusted EBITDA Attainment Factor for the Performance Period.
The table below sets forth the associated Attainment Factor for the Free Cash Flow Performance Objective based on the level of achievement against the performance target for such Performance Objective for the Measurement Period.

Level of Achievement	Free Cash Flow for Measurement Period ($ in millions)	Attainment Factor
Minimum
Target
Maximum
The table below sets forth the associated Attainment Factor for the Adjusted EBITDA Performance Objective based on the level of achievement against the performance target for such Performance Objective for the Measurement Period.

Level of Achievement	Adjusted EBITDA for Measurement Period ($ in millions)	Attainment Factor
Minimum
Target
Maximum

In measuring the achievement of the Performance Objectives for the Measurement Period and calculating the related Attainment Factor, achievement will be linearly interpolated between the percentages set forth in the tables above based on actual results as determined and certified by the Compensation Committee. If the achievement of a Performance Objective for the Measurement Period is at or below the “minimum performance” level set forth in the tables above, the Attainment Factor for such Performance Objective shall be 0%.

By way of example only and not as an expression of expected results, assume that: (i) Free Cash Flow for the Measurement Period is $[__________], resulting in an Attainment Factor for the Free Cash Flow Performance Objective of [___]% and (ii) the Adjusted EBITDA for the Measurement Period is $[__________], resulting in an Attainment Factor for the Adjusted EBITDA Performance Objective of [__]%. The percentage of the Target Number of Shares eligible to vest at the end of the Performance Period shall be equal to [__]%, calculated as the sum of:

(i) the product of (x) [__]% and (y) [__]%, the Free Cash Flow Attainment Factor for the Performance Period; and
(ii) the product of (x) [__]% and (y) [__]%, the Adjusted EBITDA Attainment Factor for the Performance Period.
Step Two

The Relative Total Shareholder Return Multiplier is calculated in the manner set forth in the table below based on the Relative Total Shareholder Return for the Performance Period:

Level of Achievement	Relative Total Shareholder Return	Relative Total Shareholder Return Multiplier
Minimum
Lower Mid
Upper Mid
Maximum

In measuring the achievement of the Relative Total Shareholder Return for the Performance Period and calculating the related Relative Total Shareholder Return Multiplier, achievement will be linearly interpolated between the percentages set forth in the table above based on actual results as determined and certified by the Compensation Committee.

By way of example only and not as an expression of expected results, if the Relative Total Shareholder Return is [__]%, then the Relative Total Shareholder Return Multiplier would be [__]%. Continuing the above example, the number of Shares that may be purchased upon exercise of this Option would be equal to (i) the Target Number of Shares for the Performance Period multiplied by (ii) [__]% (determined under Step One) multiplied by (iii) [__]% (determined under Step Two).

In no event may the number of Shares that may be purchased upon exercise of this Option exceed the Maximum Number of Shares for the Performance Period.

C.    Effect of an Acquisition or Disposition by the Company
In the event that the Company closes an Acquisition Transaction or Disposition Transaction (each as defined below) during the Performance Period, the Compensation Committee shall make adjustments to affected performance targets to give effect to the expected impact on such targets of the applicable Acquisition Transaction or Disposition Transaction (including whether it is accretive or not) as determined by the Compensation Committee in its sole discretion exercised in good faith.

An “Acquisition Transaction” means (i) the purchase of more than 50% of the voting power of an entity, (ii) any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution or share exchange involving the Company and an entity not previously owned by the Company, or (iii) the purchase or other acquisition (including, without limitation, via license outside of the ordinary course of business or joint venture) of assets that constitute more than 50% of another entity’s total assets or assets that account for more than 50% of the consolidated net revenues or net income of such entity, in each case other than a Change in Control. A “Disposition Transaction” means the sale of a division, business unit or set of business operations and/or related assets to a third party.

All determinations of the Compensation Committee regarding the estimated impact of an Acquisition Transaction shall be final, binding and non-appealable. The cumulative impact of all Acquisition Transactions shall be set forth in a statement delivered to the Participant following the vesting of the Option, if any, as contemplated by this Agreement. This Agreement shall be deemed to be automatically amended, without further action by the Company or the Participant, to give effect to any adjustments required by this Section C.

D.    Effect of Death or Disability of the Participant

If the Participant dies or is Disabled prior to the end of the Performance Period, then the Option shall vest as to a number of Shares equal to the greater of (i) the Target Number of Shares for the Performance Period and (ii) such number of Shares as the Compensation Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the Performance Period as if the death or Disability had not occurred. The Option shall be exercisable (to the extent vested) as provided in Section 3(d) of the Agreement.